Exhibit 21.1

Subsidiaries of Western Refining Logistics, LP*

Entity	Jurisdiction of Formation

Western Refining Pipeline Company, LLC	New Mexico
Western Refining Terminals, LLC	Delaware

*	This Exhibit lists the entities that will be subsidiaries of Western Refining Logistics, LP following the consummation of the transactions contemplated by a contribution agreement we will enter into prior to our initial public offering. A form of such contribution agreement is filed as Exhibit 10.2 to the attached Registration Statement.